EXHIBIT (n)(1)



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-effective Amendment No. 1 to Registration Statement No. 333-133700 of Old Mutual 2100 Emerging Managers Fund, L.L.C. on Form N-2 of our report for Old Mutual 2100 Emerging Managers Master Fund, L.L.C. and Old Mutual 2100 Emerging Managers Fund, L.L.C. both dated May 23, 2007, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the captions "Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectus.






Anchin Block & Anchin LLP
New York, New York 10018
June 12, 2007